MutualFirst Financial Announces Record Earnings in 2016

MUNCIE, Ind., Feb. 1, 2017 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the fourth quarter ended December 31, 2016 was $3.2 million, or $0.43 diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2015 of $3.3 million, or $0.44 diluted earnings per common share. Annualized return on average assets was 0.83% and return on average tangible common equity was 9.31% for the fourth quarter of 2016 compared to 0.91% and 10.02%, respectively, for the same period of last year.

Net income available to common shareholders for the year ended December 31, 2016 was $13.2 million, or $1.76 diluted earnings per common share, compared to net income available to common shareholders of $12.3 million, or $1.62 diluted earnings per common share for the year ended December 31, 2015. Return on average assets was 0.87% and return on average tangible common equity was 9.56% for the year ended 2016 compared to 0.85% and 9.49%, respectively, for last year.

Other financial highlights for the fourth quarter and the year ended December 31, 2016 included:

  Commercial loan balances increased $30.5 million, or 28.7% on an annualized basis in the fourth quarter of 2016, which is seven consecutive quarters of double digit growth on an annualized basis. Commercial loan balances increased $80.5 million, or 21.4% in 2016.
  Non-real estate consumer loan balances increased $21.2 million, or 14.6% in 2016.
  Mortgage loans sold in the fourth quarter of 2016 of $41.4 million increased compared to mortgage loans sold in the fourth quarter of 2015 of $31.0 million.  Mortgage loans sold in 2016 of $151.8 million increased compared to mortgage loans sold in 2015 of $145.5 million.
  Deposits increased $26.5 million, or 9.4% on an annualized basis in the fourth quarter of 2016 compared to the same period last year and increased $60.9 million, or 5.6% in 2016 compared to 2015.
  Tangible book value per common share was $18.82 as of December 31, 2016 compared to $18.11 as of December 31, 2015.
  Net interest income for the fourth quarter of 2016 increased by $332,000 on a linked quarter basis and increased by $469,000 compared to the fourth quarter of 2015. Net interest income increased $1.6 million in 2016 compared to 2015.
  Net interest margin was 3.20% for the fourth quarter of 2016 compared to 3.19% in the third quarter of 2016 and 3.26% in the fourth quarter of 2015. Tax equivalent net interest margin was 3.30% for the fourth quarter of 2016 compared to 3.29% in the third quarter of 2016 and 3.34% in the fourth quarter of 2015.  Net interest margin for 2016 was 3.17% compared 3.22% in 2015.
  Provision for loan losses was flat in the fourth quarter of 2016 compared to the linked quarter and increased $125,000 compared to the fourth quarter of 2015.  Provision for loan losses increased $725,000 in 2016 compared to 2015.
  Non-interest income in the fourth quarter of 2016 decreased by $600,000 on a linked quarter basis and increased by $102,000 when compared to the fourth quarter of 2015.  Non-interest income increased $2.3 million in 2016 compared to 2015.
  Non-interest expense increased in the fourth quarter of 2016 by $117,000 on a linked quarter basis and increased by $377,000 when compared to the fourth quarter of 2015.  Non-interest expense increased $2.4 million in 2016 compared to 2015.

"2016 produced continued momentum of improved earnings and strong loan growth," said David W. Heeter, President and CEO. "Outstanding progress on our strategic goals has been made."

Balance Sheet

Assets increased $73.0 million, or 4.9% as of December 31, 2016 compared to December 31, 2015, primarily due to the increase in gross loans of $88.7 million, or 8.2%. The increase in the gross loan portfolio was primarily due to an increase in commercial loans of $80.5 million, or 21.4% and in non-real estate consumer loans of $21.2 million, or 14.6%. These increases have resulted in growth of commercial loan balances to 38.9% and the non-residential consumer loan balances to 14.2% of the total loan portfolio as of December 31, 2016 compared to 34.7% and 13.4%, respectively, as of December 31, 2015. Heeter continued, "Our earnings should continue to benefit from our loan growth, especially in commercial lending. We have created strong momentum that we believe will continue to enhance our balance sheet and earnings."

The increase in gross loans was partially offset by a decline in the consumer residential loan portfolio of $13.0 million. Mortgage loans held for sale decreased by $1.9 million, since December 31, 2015. The Bank sells longer term fixed rate mortgage loans to mitigate interest rate risk and generate fee income. Mortgage loans sold during 2016 totaled $151.8 million compared to $145.5 million in 2015 as mortgage production at the Bank and its subsidiary, Summit Mortgage, remained strong.

Premises and equipment decreased $9.8 million primarily due to the sale of an owner-occupied office building and the closing of several branch locations previously discussed in a Form 8-K filed on November 23, 2016. These transactions produced a $426,000 gain and a $215,000 loss, respectively, in the fourth quarter of 2016.

Deposits increased by $60.9 million in 2016. The increase in deposits was a result of an increase in core deposits of $38.9 million and an increase of $22.0 million in certificates of deposit.

Allowance for loan losses decreased $259,000 to $12.4 million as of December 31, 2016 compared to December 31, 2015. Net charge-offs in 2016 were $1.1 million, or 0.10% of total average loans, compared to $652,000, or 0.06% of total average loans in 2015. The allowance for loan losses to non-performing loans as of December 31, 2016 was 231.0% compared to 176.3% as of December 31, 2015. The allowance for loan losses to total loans as of December 31, 2016 was 1.06% compared to 1.17% as of December 31, 2015. Non-performing loans to total loans at December 31, 2016 were 0.46% compared to 0.66% at December 31, 2015. Non-performing assets to total assets were 0.42% at December 31, 2016 compared to 0.65% at December 31, 2015.

Stockholders' equity was $140.0 million at December 31, 2016, an increase of $3.0 million from December 31, 2015. The increase was primarily due to net income available to common shareholders of $13.2 million and an increase of $976,000 due to exercises of stock options. These increases were partially offset by stock repurchases of $4.4 million, or 175,428 shares, common stock dividends of $4.3 million for 2016 and a decrease in accumulated other comprehensive income of $2.7 million. The Company's tangible book value per common share as of December 31, 2016 increased to $18.82 compared to $18.11 as of December 31, 2015 and the tangible common equity ratio decreased to 8.90% as of December 31, 2016 compared to 9.11% as of December 31, 2015. MFSF's and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of December 31, 2016.

Income Statement

Net interest income before the provision for loan losses increased $469,000 for the quarter ended December 31, 2016 compared to the same period in 2015. The increase in net interest income was primarily a result of an increase of $82.8 million in average interest earning assets, due to an increase of $87.4 million in average loans. This increase was partially offset by a 6 basis point decrease in net interest margin to 3.20%, while the tax equivalent margin decreased 4 basis points. The decrease in the margin was primarily the result of a prepayment penalty received in the fourth quarter of 2015 of approximately $300,000 that was not repeated in 2016. On a linked quarter basis, net interest income before the provision for loan losses increased $332,000 as net interest margin increased by 1 basis point and average interest earning assets increased by $37.5 million, primarily due to increases in the average loan portfolio.

Net interest income before the provision for loan losses increased $1.6 million in 2016 compared to 2015. The increase was a result of an increase of $68.7 million in average interest earning assets due to an increase in the average loan portfolio of $72.1 million. This increase was partially offset by the net interest margin decreasing to 3.17% in 2016 compared to 3.22% in 2015, while the tax equivalent net interest margin declined to 3.27% in 2016 compared to 3.29% in 2015.

Provision for loan losses in the fourth quarter of 2016 was $250,000 compared to $125,000 during last year's comparable period. The increase was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was partially attributable to an increasing loan portfolio and higher net charge offs of $455,000, or 0.16% of total average loans on an annualized basis, in the fourth quarter of 2016 compared to net charge offs of $241,000, or 0.09% of total average loans on an annualized basis, in the fourth quarter of 2015.

The provision for loan losses for 2016 was $850,000 compared to $125,000 during 2015. The increase was primarily due to our loan portfolio that has increased $88.7 million, or 8.2% over the last year and an increased level of net charge-offs. Net charge-offs for 2016 equaled $1.1 million, or 0.10% of total average loans compared to $652,000, or 0.06% of total average loans in 2015.

Non-interest income for the fourth quarter of 2016 was $4.5 million, an increase of $102,000 compared to the fourth quarter of 2015. Increases in non-interest income included an increase of $148,000 on gain on sale of investments, an increase of $111,000 in commission income due to increases in our trust and wealth management business, and an increase of $78,000 on service charges on deposit accounts primarily due to increased interchange income from increased debit card activity. These increases were partially offset by a decrease in other income of $175,000 due to a non-recurring death benefit of $197,000 from bank-owned life insurance in the fourth quarter of 2015. On a linked quarter basis, non-interest income decreased $600,000 due to a decrease of $682,000 in gain on sale of mortgage loans due to lower production because of seasonality and an increase in mortgage rates in the fourth quarter of 2016.

Non-interest income for 2016 was $19.4 million, an increase of $2.3 million compared to the year ended in 2015. The reasons for the increase included an increase of $585,000 on gain on sale of mortgage loans due to strong mortgage production, an increase of $446,000 in commission income due to the trust and wealth management business, and an increase of $177,000 in service charges on deposit accounts due to increased interchange revenue. Other increases included an increase of $587,000 on gain on sale of securities and an increase of $554,000 in other income primarily related to one-time income received in the second quarter 2016.

Non-interest expense increased $377,000 when comparing the fourth quarter of 2016 with the same period in 2015. The increase was primarily due to an increase of $764,000 in salaries and benefits, primarily due to increased health insurance costs. Other increases included an increase of $134,000 in professional fees and an increase of $101,000 in software subscriptions and maintenance due to investments in technology. On a linked quarter basis, non-interest expense increased $117,000 partially due to an increase in salaries and benefits primarily due to increased health insurance expenses.

Non-interest expense increased $2.4 million when comparing 2016 with 2015. Salaries and employee benefits increased $1.9 million due primarily to increases in health insurance, an investment in a financial center and commercial lending staff in Fort Wayne Indiana late in 2015, and increased commission expense for mortgage originators. Additionally, software subscriptions and maintenance increased $368,000 due to investments in software and data processing expenses increased $245,000 primarily due to increased services being provided. These increases were partially offset by a decrease of $301,000 in foreclosed real estate and repossessed assets expense due to a reduction in foreclosed property.

The effective tax rate for the fourth quarter of 2016 was 24.8% compared to 21.2% in the same quarter of 2015. The effective tax rate for 2016 was 24.9% compared to 27.2% for 2015. The reason for the decline was an increase in tax free income partially due to an increase in holdings of tax free municipal securities.

Heeter concluded, "As we conclude another year, we are pleased that we are making consistent progress toward our goals which will continue to enhance shareholder value. We have made investments that we believe will provide us the ability to continue to grow revenue and improve efficiency throughout the remainder of our current strategic plan."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-one full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned mortgage banking subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF." Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MutualFirst Financial, Inc. Selected Financials

			(Audited)
	December 31,	September 30,	December 31,
Balance Sheet (Unaudited):	2016	2016	2015
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$25,795	$25,143	$20,915
Interest-bearing time deposits	993	980	0
Investment securities - AFS	249,913	256,865	261,138
Loans held for sale	4,063	8,311	5,991
Loans, gross	1,169,502	1,134,876	1,080,845
Allowance for loan losses	(12,382)	(12,587)	(12,641)
Net loans	1,157,120	1,122,289	1,068,204
Premises and equipment, net	21,200	31,668	31,048
FHLB of Indianapolis stock	10,925	10,751	10,482
Deferred tax asset, net	12,569	10,723	12,084
Cash value of life insurance	51,593	51,309	51,209
Other real estate owned and repossessed assets	1,199	876	2,456
Goodwill	1,800	1,800	1,800
Core deposit and other intangibles	391	475	811
Other assets	13,708	12,632	12,127
Total assets	$1,551,269	$1,533,822	$1,478,265

Liabilities and Stockholders' Equity
Deposits	$1,152,317	$1,125,760	$1,091,382
FHLB advances	240,591	239,091	225,617
Other borrowings	4,189	8,921	9,458
Other liabilities	14,128	16,840	14,783
Stockholders' equity	140,044	143,210	137,025
Total liabilities and stockholders' equity	$1,551,269	$1,533,822	$1,478,265

					(Audited)
	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Income Statement (Unaudited):	2016	2016	2015	2016	2015
	(000)	(000)	(000)	(000)	(000)

Total interest and dividend income	$13,943	$13,567	$13,314	$53,802	$51,776
Total interest expense	2,374	2,330	2,214	9,247	8,803

Net interest income	11,569	11,237	11,100	44,555	42,973
Provision for loan losses	250	250	125	850	125
Net interest income after provision
for loan losses	11,319	10,987	10,975	43,705	42,848

Non-interest income
Service fee income	1,707	1,515	1,629	6,124	5,947
Net realized gain on sales of AFS securities	162	92	14	1,023	436
Commissions	1,287	1,259	1,176	5,049	4,603
Net gain on sale of loans	866	1,548	910	4,761	4,176
Net servicing fees	93	91	69	332	274
Increase in cash value of life insurance	285	284	291	1,159	1,184
Net gain (loss) on sale of other real estate and repossessed assets	(65)	72	(31)	(210)	(111)
Other income	131	205	306	1,184	630
Total non-interest income	4,466	5,066	4,364	19,422	17,139

Non-interest expense
Salaries and employee benefits	7,335	6,941	6,571	27,427	25,526
Net occupancy expenses	469	592	588	2,308	2,260
Equipment expenses	399	448	489	1,818	1,831
Data processing fees	525	486	443	1,991	1,746
Advertising and promotion	158	350	186	1,204	1,193
ATM and debit card expense	408	391	372	1,536	1,436
Deposit insurance	164	165	228	788	897
Professional fees	538	419	404	1,807	1,695
Software subscriptions and maintenance	548	540	447	2,117	1,749
Other real estate and repossessed assets	26	(39)	69	73	374
Other expenses	910	1,070	1,306	4,431	4,440
Total non-interest expense	11,480	11,363	11,103	45,500	43,147

Income before income taxes	4,305	4,690	4,236	17,627	16,840
Income tax provision	1,068	1,208	897	4,386	4,578
Net income available to common shareholders	$3,237	$3,482	$3,339	$13,241	$12,262

Pre-tax pre-provision earnings (1)	$4,555	$4,940	$4,361	$18,477	$16,965

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		months ended			months ended
		12/31/2016			12/31/2015
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest -bearing deposits	$23,139	$16	0.28%	$21,860	$3	0.05%
Mortgage-backed securities:
Available-for-sale	163,122	944	2.31	188,521	1,472	3.12
Investment securities:
Available-for-sale	87,227	685	3.14	68,609	518	3.02
Loans receivable	1,161,130	12,184	4.20	1,073,773	11,216	4.18
Stock in FHLB of Indianapolis	10,757	114	4.24	9,833	105	4.27
Total interest-earning assets (2)	1,445,375	13,943	3.86	1,362,596	13,314	3.91
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	108,985			109,565
Total assets	$1,554,360			$1,472,161

Interest-Bearing Liabilities:
Demand and NOW accounts	$306,735	189	0.25	$271,360	155	0.23
Savings deposits	137,462	4	0.01	132,994	3	0.01
Money market accounts	173,111	118	0.27	165,174	101	0.24
Certificate accounts	365,387	1,085	1.19	358,699	1,017	1.13
Total deposits	982,695	1,396	0.57	928,227	1,276	0.55
Borrowings	239,670	978	1.63	221,367	938	1.69
Total interest-bearing liabilities	1,222,365	2,374	0.78	1,149,594	2,214	0.77
Non-interest bearing deposit accounts	174,097			171,157
Other liabilities	16,624			15,421
Total liabilities	1,413,086			1,336,172
Stockholders' equity	141,274			135,989
Total liabilities and stockholders' equity	$1,554,360			$1,472,161

Net interest earning assets	$223,010			$213,002

Net interest income		$11,569			$11,100

Net interest rate spread (4)			3.08%			3.14%

Net yield on average interest-earning assets (4)			3.20%			3.26%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.30%			3.34%

Average interest-earning assets to
average interest-bearing liabilities			118.24%			118.53%

		Twelve			Twelve
		months ended			months ended
		12/31/2016			12/31/2015
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest -bearing deposits	$24,272	$76	0.31%	$19,789	$14	0.07%
Mortgage-backed securities:
Available-for-sale	173,786	4,059	2.34	195,781	5,294	2.70
Investment securities:
Available-for-sale	77,266	2,441	3.16	63,041	1,796	2.85
Loans receivable	1,119,408	46,785	4.18	1,047,313	44,190	4.22
Stock in FHLB of Indianapolis	10,594	441	4.16	10,698	482	4.51
Total interest-earning assets (2)	1,405,326	53,802	3.83	1,336,622	51,776	3.87
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	112,601			108,765
Total assets	$1,517,927			$1,445,387

Interest-Bearing Liabilities:
Demand and NOW accounts	$281,626	670	0.24	$262,424	591	0.23
Savings deposits	136,102	14	0.01	129,980	13	0.01
Money market accounts	169,595	452	0.27	160,095	396	0.25
Certificate accounts	356,157	4,160	1.17	375,102	4,259	1.14
Total deposits	943,480	5,296	0.56	927,601	5,259	0.57
Borrowings	235,967	3,951	1.67	205,066	3,544	1.73
Total interest-bearing liabilities	1,179,447	9,247	0.78	1,132,667	8,803	0.78
Non-interest bearing deposit accounts	181,594			165,470
Other liabilities	16,014			15,271
Total liabilities	1,377,055			1,313,408
Stockholders' equity	140,872			131,979
Total liabilities and stockholders' equity	$1,517,927			$1,445,387

Net interest earning assets	$225,879			$203,955

Net interest income		$44,555			$42,973

Net interest rate spread (4)			3.04%			3.10%

Net yield on average interest-earning assets (4)			3.17%			3.22%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.27%			3.29%

Average interest-earning assets to
average interest-bearing liabilities			119.15%			118.01%

Selected Financial Ratios and Other Financial Data (Unaudited):	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015

Share and per share data:
Average common shares outstanding:
Basic	7,324,233	7,324,233	7,405,909	7,391,681	7,374,589
Diluted	7,474,090	7,470,577	7,571,387	7,538,838	7,547,885
Per common share:
Basic earnings	$0.44	$0.48	$0.45	$1.79	$1.66
Diluted earnings	$0.43	$0.47	$0.44	$1.76	$1.62
Dividends	$0.16	$0.14	$0.12	$0.58	$0.48

Dividend payout ratio	37.21%	29.79%	27.27%	32.95%	29.63%

Performance Ratios:
Return on average assets (ratio of net income to average total assets)(4)	0.83%	0.92%	0.91%	0.87%	0.85%
Return on average tangible common equity (ratio of net income to average tangible common equity)(4)	9.31%	9.96%	10.02%	9.56%	9.49%
Interest rate spread information:
Average during the period(4)	3.08%	3.06%	3.14%	3.04%	3.10%

Net interest margin(4)(5)	3.20%	3.19%	3.26%	3.17%	3.22%

Efficiency Ratio	71.59%	69.70%	71.80%	71.12%	71.78%

Ratio of average interest-earning assets to average interest-bearing liabilities	118.24%	119.54%	118.53%	119.15%	118.01%

Allowance for loan losses:
Balance beginning of period	$12,587	$12,604	$12,757	$12,641	$13,168
Net charge-offs (recoveries):
Real Estate:
Commercial	0	0	37	29	12
Commercial construction and development	0	0	(79)	0	(426)
Consumer closed end first mortgage	93	123	99	395	610
Consumer open end and junior liens	4	(2)	74	48	80
Total real estate loans	97	121	131	472	276
Other loans:
Auto	8	17	(1)	0	12
Boat/RV	99	59	5	251	192
Other	71	90	48	226	150
Commercial and industrial	180	(20)	58	160	22
Total other	358	146	110	637	376

Net charge offs (recoveries)	455	267	241	1,109	652
Provision for loan losses	250	250	125	850	125
Balance end of period	$12,382	$12,587	$12,641	$12,382	$12,641

Net loan charge-offs to average loans (4)	0.16%	0.09%	0.09%	0.10%	0.06%

	December 31,	September 30,	December 31,
	2016	2016	2015

Total shares outstanding	7,324,233	7,324,233	7,422,061
Tangible book value per common share	$18.82	$19.24	$18.11
Tangible common equity to tangible assets	8.90%	9.20%	9.11%

Nonperforming assets (000's)
Non-accrual loans
Real Estate:
Commercial	$912	$1,230	$2,356
Commercial construction and development	-	-	-
Consumer closed end first mortgage	3,626	3,704	3,592
Consumer open end and junior liens	335	231	783
Total real estate loans	4,873	5,165	6,731
Other loans:
Auto	5	3	-
Boat/RV	224	113	81
Other	24	62	67
Commercial and industrial	18	13	25
Total other	271	191	173
Total non-accrual loans	5,144	5,356	6,904
Accruing loans past due 90 days or more	237	478	267
Total nonperforming loans	5,381	5,834	7,171
Real estate owned	718	547	1,942
Other repossessed assets	481	329	513
Total nonperforming assets	$6,580	$6,710	$9,626

Performing restructured loans (6)	$3,031	$2,646	$4,084

Asset Quality Ratios:
Non-performing assets to total assets	0.42%	0.44%	0.65%
Non-performing loans to total loans	0.46%	0.51%	0.66%
Allowance for loan losses to non-performing loans	230.1%	215.8%	176.3%
Allowance for loan losses to loans receivable	1.06%	1.11%	1.17%

(1) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3) Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 34% applicable tax rate.

(4) Ratios for the three month periods have been annualized.

(5) Net interest income divided by average interest earning assets.

(6) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945